Exhibit 99.1
Sun New Media Restructures Beverage Distribution Business:
Retires 14.9 Million Shares Outstanding
NEW YORK, Nov. 21 /PRNewswire-FirstCall/ — Sun New Media Inc. (OTC Bulletin Board: SNMD), a Chinese Internet based marketing, information and transactional services company linking businesses with businesses, today announced the restructuring of its beverage distribution business and the corresponding retirement of 14.9 million common shares.
The Company has entered into an agreement with the owners of Zhengyuan, the business partner responsible for inventory management and revenue collection for Sun New Media’s beverage distribution division. Pursuant to the agreement, the Company will exchange certain rights under its existing management services agreement and will forgive $4.75 million in past due account receivables for 14.9 million shares of Sun New Media stock held by the owners of Zhengyuan. The key elements of the agreement include:
*	The rights under the management services agreement to distribute Tsingtao beer to large scale wholesalers and retail chains will be returned to Zhengyuan.

*	Sun New Media will retain select personnel, intellectual property, systems and access to the distribution network. In addition, the Company will retain the distribution rights of Tsingtao beer to small commercial enterprises.
Dr. Bruno Wu, Chairman and CEO of Sun New Media commented, ‘It became necessary to restructure our agreement due to the financial difficulties incurred by our beverage distribution partner combined with increased inventory financing requirements imposed by Tsingtao. Tsingtao unexpectedly imposed these changes to all of its distribution partners in southern China. In response to the working capital constraints caused by this type of distribution arrangement and the extended payment terms required for our distribution partner to serve large retail chains, as required by Tsingtao, the Company has developed a new distribution alliance targeted at manufacturers willing to finance their own inventories. The new model allows us to concentrate our resources on increasing brand awareness and revenues through our on-line and off-line marketing and distribution expertise.’
Dr. Wu continued, ‘Although it has been a challenging situation, we are pleased that all shares issued to the owners of Zhengyuan in acquiring our beverage vertical have been returned to the Company. And, going forward, we are well positioned with the management, systems and distribution network to grow our revised model. We will focus on building national brands through aggressive marketing and strong on-line/offline sales support. We have already signed up two key clients for exclusive marketing and distribution services on a nationwide basis, Moutai Qiantai Liqueur and Ji Ling Provincial Liqueur Group. And, we are in the process of negotiating beverage distribution and marketing agreements with other leading brand names.’
About Sun New Media Inc.
Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at http://www.sunnewmedia.net.

This press release includes statements that may constitute ‘forward- looking’ statements, usually containing the word ‘believe,’ ‘estimate,’ ‘project,’ ‘expect,’ ‘plan,’ ‘anticipate’ or similar expressions. Forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB, and other reports filed by the Company from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.